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                                                                  Exhibit 10.2.3

                             [TELXON LETTERHEAD]


June 16, 1999


Richard G. Holmes
Senior Vice President & CFO
Aironet Wireless Communications, Inc.
3875 Embassy Parkway, Suite 350
Akron, Ohio 44333


Re: Aironet's renewal of real estate agreements for 3875
    Embassy Parkway and 91 Springside Drive


Dear Dale:


This letter confirms receipt of your June 1, 1999 notice specifying that Aironet Wireless Communications, Inc. ("Aironet") has elected to extend the sublease and lease for the above respective properties for an additional eighteen-month period. Aironet's leasehold interest in each space will now expire on February 28, 2001.

Pursuant to the Sublease Agreement, commencing September 1, 1999. the monthly rental for the Springside facility will increase to $14,437.50 per month, net of all operating expenses. The rental charges for 3875 Embassy Parkway will remain $35,393.75 per month, in addition to all operating expenses and pass-through expenses from Dellagnese.

Please let me know if you have any questions concerning this matter.


Sincerely,

/s/ Dennis K. Oleksuk
Dennis K. Oleksuk
Senior Director, Corporate Services